WEAVER & MARTIN

December 1, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 fifth Street, NW
Washington, DC 20549

RE: Interlink-US-Network, LTD
File No. 000-50021
Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver & Martin, LLC was previously principal accountant for Interlink-US-Network, LTD (the "Company") and reported on the financial statements of the Company for the year ended December 31, 2009. On November 19, 2010, we notified the Company that we were resigning as the principal accountant. We have read Item 4 of Form 8-K of Interlink-US-Network LTD and agree with the statements concerning our Firm contained therein.

Very Truly Yours

Weaver & Martin, LLC

Weaver & Martin, LLC
411 Valentine Road, Suite 300
Kansas City, MO 64111
T 816-756-5525
F 816-756-2252